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                                                                      EXHIBIT 99

                                                                ANALYST CONTACT:
CNA SURETY CORPORATION                                             John Heneghan
CNA Plaza                                                           312-822-1908
Chicago IL 60685                                        jsheneghan@cnasurety.com

                                                                  MEDIA CONTACT:
                                                                   Doreen Lubeck
                                                                    773-583-4331



                                                      FOR IMMEDIATE RELEASE


     CHICAGO, April 30, 2001 -- CNA Surety Corporation (NYSE:SUR) today reported lower profits for the first quarter ended March 31, 2001. Operating earnings for the first quarter of 2001 decreased $2.1 million to $12.0 million, or $0.28 per share, from $14.1 million, or $0.33 per share, for the same period in 2000. Net income was $11.9 million, or $0.28 per share, compared to $14.1 million, or $0.33 per share, in 2000. First quarter operating earnings and net income reflect lower underwriting income partially offset by the impact of higher investment income. Underwriting income declined $3.5 million, or twenty percent, primarily due to adverse loss experience. For the first quarter of 2001, the Company's combined ratio was 82.0 percent. Investment income increased seven percent to $7.7 million.

     "Underwriting results for the first quarter of 2001 were consistent with our expectations given present economic conditions and the changes in the business," said Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety. "As anticipated, gross production trends remained positive for contract surety with processed premiums up six percent for the quarter. Difficult market conditions persist in commercial surety, primarily large account business. Even with CNA Surety's strong underwriting tradition, adverse loss trends in more recent accident years and the associated impact on the cost of reinsurance remain important risk considerations for our business. Our diversified product portfolio continues to provide balance to our underwriting results and overall we are pleased with the results for the quarter."

     Effective January 1, 2001, the Company began delaying the recording of written premium until the effective date of the bond, rather than recording on the date the bond is processed ("processed premium"). This change did not impact the recognition of net earned premium but did impact gross written premiums. For the first quarter of 2001, gross written premiums decreased six percent to $75.5 million. First quarter gross written premiums reflect the unfavorable impact of the change in the timing of recording written premiums of $7.9 million and the discontinuance of the CNA Re assumed international credit and surety business of $3.0 million. Excluding international reinsurance business assumed from CNA Re, core direct gross processed premiums increased seven percent to $83.3 million.


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     Gross written premiums for contract surety increased two percent for the quarter to $38.3 million. Gross processed premiums for contract surety increased six percent for the quarter to $39.7 million. These increases are primarily due to continued strength in public construction spending. Gross written premiums for core direct commercial surety decreased eleven percent to $29.0 million. Gross processed premiums for core direct commercial surety increased eight percent to $35.5 million, but this increase was primarily attributable to fluctuations in large account activity. Absent this activity, the commercial segment would have grown four percent, in line with our expectations. For the first quarter of 2001, net written premiums decreased eight percent to $72.6 million reflecting the aforementioned gross production variances and higher reinsurance costs. Ceded written premiums increased $1.4 million to $2.9 million for the first quarter of 2001.

     Underwriting income for the first quarter ended March 31, 2001 decreased $3.5 million, or twenty percent, to $13.8 million. The Company's loss and combined ratios were 21.0 percent and 82.0 percent, respectively, for the first quarter of 2001 compared with loss and combined ratios for the comparable 2000 quarter of 17.9 percent and 77.1 percent, respectively. The loss and combined ratios for the quarter ended March 31, 2001 and 2000 include net favorable loss reserve development of $0.3 million and $2.1 million, respectively. The expense ratio increased to 61.0 percent in the first quarter of 2001 compared with the expense ratio of 59.2 percent in the comparable quarter of 2000, reflecting higher operating costs and the impact of increased reinsurance costs on net earned premiums.

     As of March 31, 2001, the Company had repurchased approximately 1.4 million of its shares at an aggregate cost of $15.5 million under its share repurchase program. The Company has not repurchased any shares in 2001.

     CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

     CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

     NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on April 30, 2001. On the conference call will be Mark C. Vonnahme, President and Chief Executive Officer of CNA Surety Corporation and John S. Heneghan, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the Internet at http://www.cnasurety.com/about/webcast.htm or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. A taped replay of the call will be available at 11:00 a.m. Central time from April 30 to 11:00 a.m. May 7, 2001 by dialing 800-839-6713, access code 4155411.

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CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                       ------------------------
                                                         2001            2000
                                                       --------        --------
OPERATING RESULTS:

Gross written premiums                                 $ 75,484        $ 80,655
                                                       ========        ========

Net written premiums                                   $ 72,627        $ 79,179
                                                       ========        ========

Revenues:
  Net earned premiums                                  $ 76,749        $ 75,687
  Net investment income                                   7,735           7,201
  Net realized investment losses                            (29)             (4)
                                                       --------        --------
     Total revenues                                    $ 84,455        $ 82,884
                                                       --------        --------

Expenses:
  Net losses and loss adjustment expenses                16,086          13,572
  Net commissions, brokerage and
       other underwriting expenses                       46,837          44,808
  Interest expense                                        1,588           1,621
  Amortization of intangible assets                       1,524           1,525
                                                       --------        --------
     Total expenses                                      66,035          61,526
                                                       --------        --------

Income before income taxes                               18,420          21,358

Income taxes                                              6,476           7,245
                                                       --------        --------

NET INCOME                                             $ 11,944        $ 14,113
                                                       ========        ========

Basic earnings per common share                        $   0.28        $   0.33
                                                       ========        ========

Diluted earnings per common share                      $   0.28        $   0.33
                                                       ========        ========

Basic weighted average shares outstanding                42,713          42,962
                                                       ========        ========

Diluted weighted average shares outstanding              42,917          43,065
                                                       ========        ========


OPERATING EARNINGS, AFTER INCOME TAXES:
Net income                                             $ 11,944        $ 14,113
Net realized investment losses                               19               3
                                                       --------        --------

Operating earnings                                     $ 11,963        $ 14,116
                                                       ========        ========

DILUTED PER SHARE DATA:
Net income                                             $   0.28        $   0.33
Net realized investment losses                               --              --
                                                       --------        --------
OPERATING EARNINGS                                     $   0.28        $   0.33
                                                       ========        ========





               See notes to Press Release Investor Data on page 4.



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CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)
                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                       ----------------------
                                                         2001          2000
                                                       --------      --------
UNDERWRITING RESULTS:

Gross written premiums:
  Contract                                             $ 38,332      $ 37,415
  Commercial                                             28,991        35,747
  Fidelity and other                                      8,161         7,493
                                                       --------      --------
                                                       $ 75,484      $ 80,655
                                                       ========      ========
Net written premiums:
  Contract                                             $ 35,767      $ 35,930
  Commercial                                             28,699        35,315
  Fidelity and other                                      8,161         7,934
                                                       --------      --------
                                                       $ 72,627      $ 79,179
                                                       ========      ========

Net earned premiums                                    $ 76,749      $ 75,687
Net losses and loss adjustment expenses (1)              16,086        13,572
Net commissions, brokerage and other
      underwriting expenses                              46,837        44,808
                                                       --------      --------
Underwriting income                                    $ 13,826      $ 17,307
                                                       ========      ========
Loss ratio (1)                                             21.0%         17.9%
Expense ratio                                              61.0          59.2
                                                       --------      --------
Combined ratio (1)                                         82.0%         77.1%
                                                       ========      ========
CASH FLOW DATA:

Net cash provided by operations                        $ 10,024      $ 40,419


                                                       MARCH 31,   December 31,
     CONSOLIDATED BALANCE SHEET DATA:                    2001          2000
                                                       --------    -----------

Invested assets and cash                               $555,669      $555,975
Intangible assets, net                                  148,358       149,882
Total assets                                            945,023       950,568

Insurance reserves                                      410,470       406,636
Long-term debt                                           81,556       101,556
Total stockholders' equity                              383,238       374,032

Book value per
share                                                  $   8.97      $   8.76

Outstanding shares                                       42,725        42,702
                                                       ========      ========

--------------------------------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions, all of which were reductions, were $294, or 0.4%, and $2,101, or 2.8%, for the three months ended March 31, 2001 and 2000, respectively.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

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